Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Don Guzzardo
Corporate Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com

Woodward Announces Completion of L’Orange Acquisition

Fort Collins, Colo., June 4, 2018—Woodward, Inc. (NASDAQ:WWD) today announced the closing of the transaction to acquire L’Orange GmbH and its related operations for an enterprise value of €700 million (US$811 million1).

The acquisition of L’Orange is a strong strategic fit for Woodward, bringing a world-class OEM partnership, excellent technology and innovation, and a large installed base that we believe will enhance growth and profitability for Woodward and specifically our Industrial segment.

[1]	Conversion to United States Dollars (“USD”) for the purposes hereof is based on a foreign currency exchange rate equal to $1.158 USD per €1 Euro as of May 29, 2018, the date Woodward executed cross-currency swaps of USD for Euro in connection with the financing of this transaction.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Notice Regarding Forward-Looking Statements

This release contains statements that reflect current expectations and are forward-looking statements involving risks and uncertainties, including our view that L’Orange is a strong strategic fit for Woodward, bringing a world-class OEM partnership, excellent technology and innovation, and a large installed base that will enhance growth and profitability for Woodward and specifically our Industrial segment. Actual results could differ from these forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could cause actual results to differ from forward-looking statements are described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2017 and any subsequently filed Quarterly Report on Form 10-Q.